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Specialty Underwriters’ Alliance, Inc.

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SPECIALTY UNDERWRITERS' ALLIANCE, INC. 2009 Annual Shareholders Meeting Investor Presentation April 17, 2009

Who We Are

Overview Specialty Underwriters' Alliance, Inc. (NASDAQ: SUAI) is an insurance holding company whose sole subsidiary is a specialty property and casualty insurance company Unique business model that closely aligns our interests with those of our Partner Agents Primary focus is on underwriting discipline and profits Conservative investment philosophy Formed by insurance industry professionals, each with over 30 years of experience in the specialty markets Deep knowledge of customer segments A team approach with experienced underwriting, claims and actuarial Experienced Partner Agents who work closely with our team members A robust data warehouse with significant analytical capabilities

Investment Philosophy Managed through Hyperion Asset Management Conservative approach based on Company's philosophy of managing underwriting risk, not investment risk Portfolio of fixed maturity investments, no equity or preferred shares Investment guidelines stipulate no investment in securities below "A" rating

Partner Agent Model Lower up-front commission paid to Partner Agents Underwriting profit-based commission Significant equity ownership (Partner Agents invest $1 million in our non voting, convertible Series B Common Stock) As of 12/31/08, own approximately 9% (on a fully converted basis) of the outstanding shares of SUA SUA controls underwriting and claims authority Partner Agents focus on marketing 5 year exclusivity with each Partner Agent Centralized, common technology platform to lower costs for Partner Agent Currently have nine Partner Agents Partner Agents have publicly expressed their support of the current Board and its strategic plan Model based on limited number of exclusive agents without channel conflicts

What We Have Accomplished and Plan for the Future

A Track Record of Growth Generated profits three years in a row Added (on average) two new Partner Agents every year Increased dramatically the number of states in which our programs are available Created economies of scale sufficient to support two claims offices Will internalize a significant portion of our claims handling Will manage associated costs more effectively when compared to TPA adjustment expenses Will produce better results

Other Accomplishments Solid loss ratio and loss reserves In spite of recent rate decreases in Florida and California, managed to maintain solid loss ratio Conservative loss reserves leading to favorable loss development in most quarterly periods Loss ratio, on average, ten percentage points better than the P&C Industry* average for the last three years * Data from SNL Financials P&C Industry data

Other Accomplishments (cont) Expense management Lean and scalable infrastructure Majority of additional hiring only in the areas that are more volume sensitive, such as underwriting and claims Switching to internal claims handling for more efficient cost management Information management Data warehouse enhanced with robust analytical tools Investment discipline Sound investment strategy based on conservative philosophy minimized investment exposure to recent market volatility Ended 2008 with overall unrealized loss representing just 1.5% of portfolio's cost basis

Performance Graph

Well-Positioned for Continued Growth Increase premium via "A" paper fronting facility Add additional Partner Agents, states and customer classes As premium increases, operating expenses are highly leverageable Maintain solid loss ratios based on understanding our book through experienced management and robust data warehouse that allows us to understand our customer classes Continue sound investment philosophy While organic opportunity exists, we have been and always will proactively pursue a merger or sale if it is the best alternative to optimize stockholder value

Experienced Leadership that is Looking Out for Stockholder Value

SUA's Board and Management Team: Independent, Accountable and Qualified Board composition: 5 independent directors 2 executives Declassified Board structure Highly qualified directors/nominees with well established and relevant track records of success: Insurance / Reinsurance Law - Corporate Governance / Corporate Finance / Securities Accounting Investment Banking RiskMetrics Corporate Governance Quotient (CGQ) as of April 1, 2009: Better than 99.2% of CGQ universe Better than 83.1% of rated insurance companies

SUA's Board Nominees: Experienced & Qualified

SUA's Management Team *Scott Goodreau has over 15 years of legal experience

SUA's Board: Active and Engaged Committed to Corporate Governance Nominating and Corporate Governance, Compensation, Audit and Strategic Review Committees comprised entirely of independent Board members Board and Committees have an executive session at each meeting All Board members have attended 100% of the Board meetings and 100% of the Committee meetings for those Committees for which they are members since January 2006 One year Board term Executive and Director Stock Ownership Guidelines No poison pill Reviewed strategic alternatives for maximizing shareholder value with financial advisors in early 2008 Evaluated a range of alternatives including sale of the Company and acquisitions Determined that the best course of action at the time was to focus on increasing predictable and sustainable cash flow from core business

SUA's Board (cont) Established Strategic Review Committee Committee currently meets weekly Involved in development and ongoing review of all strategic alternatives Proactively evaluate mergers or sales opportunities Will review all opportunities that may arise for strategic transactions or other transactions outside the ordinary course of the Company's business Board and Management maintain open communication with stockholders Contact our largest stockholders after each quarterly earnings release conference call Met with our largest stockholders during the third quarter 2008 Received unanimous support for decision not to accept the Hallmark offer Board considers all reasonable stockholders' requests to meet For example, Board recently met with Mark Schwarz (CEO of Hallmark) pursuant to his request

Hallmark Claims to be Interested in Corporate Governance

What Does Hallmark Bring to the Table Hallmark corporate governance quotient speaks for itself Hallmark's CGQ 31.4 (as compared to all Insurance Companies) vs SUA's CGQ of 83.1 (as compared to all Insurance Companies). Hallmark's nominees interests are not aligned with our Stockholders None of the Hallmark nominees own shares of SUA Current Board has beneficial ownership of 4.1% of the outstanding shares common stock* and has actual ownership of 1.3% of the outstanding shares common stock** Resumes of Hallmark nominees show no qualification not already present on the current board Hallmark has not communicated a business plan for SUA or any alternative strategic plan other than the acquisition of SUA by Hallmark * Calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated there under as of 4/13/09. ** As of 4/13/09

Hallmark Offer and Why We Rejected It

Timeline 2/29/08 Senior management has first SUA/Hallmark general meeting (no discussion of a merger or acquisition) 3/31/08 Senior management has telephone conversation with Mark Morrison, Hallmark's CEO, where benefits of an acquisition were communicated by Mr. Morrison 4/4/08 Following year-long negotiations, employment agreements restructured and change of control agreements put in place for executive officers without employment agreements: severance terms are less than original agreements 5/30/08 Mr. Morrison sent email to Courtney Smith, SUA's CEO, urging a deal 6/2/08 Mr. Smith responded that SUA did not see strategic fit 6/13/08 Mr. Smith agrees to a dinner with Mr. Schwarz 6/16/08 Mark Schwarz, Chairman of the Board of Directors of Hallmark, makes unsolicited all stock offer (with no firm terms) at $6.50 per share and files Schedule 13D with the SEC 6/17/08 Board meets via teleconference to discuss the offer, discussion continues to next day

6/20/08 In response to contacts from Mr. Schwarz, Mr. Smith urges Mr. Schwarz to share any additional information he may have with him in writing regarding the offer prior to next Board meeting 6/25/08 Board reconvenes in person with legal and financial advisors and, after due deliberation, Board rejects offer 7/1/08 Hallmark sends letter to SUA reaffirming its 6/18/08 offer, with no change of terms 7/2/08 SUA reiterates rejection of the offer based on prior deliberation 1/13/09 Hallmark delivers letter setting forth its intention to nominate three individuals to SUA's Board 2/2/09 SUA agrees to dinner meeting with Mr. Schwarz on variety of topics including Mr. Schwarz' desire to acquire SUA 3/17/09 SUA makes settlement offer for one Hallmark nominee to be included in management's slate which includes a limited time restriction to no acquire control of SUA without Board approval which Hallmark rejects 3/26/09 SUA receives letter from Mr. Schwarz requesting a meeting with the Board 4/7/09 Independent members of SUA's Board meet with Mr. Schwarz and Mr. Morrison Timeline (cont)

Hallmark's Unsolicited Offer After the June 16 unsolicited offer, the SUA Board meets immediately via teleconference on both June 17 and 18, 2008. The Board reconvenes on June 25, 2008 with consultation from financial and legal advisors present Board considers the following issues All stock offer $6.50 per share (a 24.9% discount to 3/31/08 book value) Lack of strategic fit (distribution model, business concentrations) Concern about Partner Agent's view of transaction Board's fiduciary obligations and regulatory issues After careful review, Board determines Hallmark's offer is inadequate and rejects it

Comparison of Hallmark and SUA Stock Had SUA accepted Hallmark's offer, at June 16 stock price, stockholder value would be worse today Comparison of percentage change in closing price of Hallmark and SUA common stock from June 16, 2008 (date of initial Hallmark offer) to present, (April 13, 2009 - last date of available data on Quote.com)

Hallmark is Only Interested in One Thing: Capturing SUA's Inherent Value for Itself

A Question of Value Unprecedented turmoil in capital markets and general business activities have been severely impacted by the economic environment and credit crisis, to a degree unprecedented in recent history. These events have adversely impacted SUA's business and current stock valuation Current stock valuation does not reflect intrinsic value of SUA's business platform built over past four years Hallmark is aware of discounted value and wants to capture value for itself Stockholders are best served by continuing to build our business and to insist that any proposed sale or merger transaction recognize the long-term potential of the SUA business platform

A Question of Value (cont) * Peer Group of 20 P&C insurance companies based on asset size automatically generated by SNL Financial Inc.

Over the last year, Hallmark has repeatedly expressed its intent to acquire and exert control over SUA March 31, 2008: Mark Morrison, Hallmark's CEO, expressed benefits and possible structure of a potential Hallmark-SUA business combination July 1, 2008: Hallmark reiterates its offer (unchanged) after the offer has been rejected by SUA's Board March 2, 2009: Hallmark expressed continuing interest in entering into discussions with SUA's Board to pursue negotiations of a definitive merger Hallmark flatly rejects offer of representation on the Board SUA Board offered to increase its size by one Board member and fill it with one of Hallmark's nominees Hallmark owns only 9.9% of SUA, yet seeks 40% representation on Board and 50% of the Independent Director seats Offer required Hallmark not seek control of SUA for a reasonable period of time without approval of Board (which would include Hallmark's nominee) We believe rejection of offer to seat one Hallmark nominee shows true motivation for Hallmark's alternative slate is to push for effective control of SUA Hallmark's Continued Efforts to Acquire SUA

Current Board has demonstrated its ability and commitment to corporate governance and to maximize value for all stockholders Current Board will consider a merger or sale that captures the long term value of SUA's business platform All Partner Agents publicly expressed full support for current Board and its strategic plan Hallmark owns 9.9% of SUAI, yet seeks 40% Board representation and 50% of Independent Director seats Rejected reasonable offer to settle proxy contest indicating their desire to have more than a voice on the Board Hallmark has repeatedly stated its desire to acquire control of SUA Hallmark's nominees do not own any shares of SUA Hallmark claims that it is looking to improve governance SUA's CGQ is 83.1 vs. Hallmark's CGQ 31.4 (Insurance Companies) Hallmark has not provided any business or strategic plan for SUA other than the acquisition of SUA by Hallmark Hallmark's short slate brings nothing new to the table Summary